As filed with the Securities and Exchange Commission on March 23, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

NETFLIX, INC.

(Exact name of registrant as specified in its charter)

Delaware	77- 0467272
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

100 Winchester Circle

Los Gatos, California 95032

(408) 540-3700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David Wells

Chief Financial Officer

100 Winchester Circle

Los Gatos, California 95032

(408) 540-3700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Larry W. Sonsini, Esq.

Robert Sanchez, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

(650) 493-9300

From time to time after the effective date of this registration statement.

(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $0.001 par value per share	2,331,060	$109.64	$255,577,418	$29,289.17

(1)	Includes 2,331,060 shares of common stock initially issuable upon conversion of $200.0 million aggregate principal amount of Zero Coupon Convertible Notes due 2018 issued by the registrant at a conversion rate of 11.6553 shares of common stock per $1,000 principal amount of notes. Pursuant to Rule 416 under the Securities Act of 1933, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933.

Shares of Common Stock issuable upon conversion of

Zero Coupon Convertible Notes due 2018

Netflix, Inc. issued $200,000,000 aggregate principal amount of its Zero Coupon Convertible Notes due 2018 in a private placement transaction in November 2011. This prospectus will be used by selling securityholders to resell the shares of our common stock, par value $0.001 per share, issuable upon conversion of the notes.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “NFLX.” On March 22, 2012, the last reported sale price of our common stock was $118.73 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 3.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

March 23, 2012

We have not authorized anyone to provide you with information that is different from that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is not an offer to sell or a solicitation of an offer to buy securities in any jurisdiction where such offer or sale of securities would be unlawful. You should not assume that the information in this prospectus, including any information incorporated by reference or in any free writing prospectus prepared by or on behalf of us or to which we have referred you, is accurate as of any date other than their respective dates. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

Information contained on our website does not constitute part of this prospectus.

In this prospectus, “Netflix,” “the Company,” “we,” “us,” “our,” or similar words refer to Netflix, Inc. and its consolidated subsidiaries.

i

SUMMARY

This summary highlights information contained elsewhere in this prospectus and the documents incorporated by reference. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire prospectus and the documents incorporated by reference carefully including the “Risk Factors” on page 3 of this prospectus and our consolidated financial statements and the related notes and other documents incorporated by reference.

NETFLIX, INC.

We are the world’s leading Internet subscription service for enjoying TV shows and movies. Our subscribers can instantly watch unlimited TV shows and movies streamed over the Internet to their TVs, computers and mobile devices and in the United States, our subscribers can receive standard definition DVDs, and their high definition successor, Blu-ray discs (collectively referred to as “DVD”), delivered quickly to their homes.

Our core strategy is to grow our streaming subscription business domestically and globally. We are continuously improving the customer experience, with a focus on expanding our streaming content, enhancing our user interface and extending our streaming service to even more Internet-connected devices, while staying within the parameters of our consolidated net income and operating segment contribution profit targets. In the past, we have focused on operating margin targets. Going forward, we will be operating within the parameters of contribution profit targets for each of our operating segments. Contribution profit is defined as revenue less cost of revenues and marketing expenses.

We are a pioneer in the Internet delivery of TV shows and movies, launching our streaming service in 2007. Since this launch, we have developed an ecosystem of Internet-connected devices and have licensed increasing amounts of content that enable consumers to enjoy TV shows and movies directly on their TVs, computers and mobile devices. As a result of these efforts, we have experienced growing consumer acceptance of and interest in the delivery of TV shows and movies directly over the Internet. We believe that the DVD portion of our domestic service will be a fading differentiator to our streaming success.

Prior to July 2011, in the United States, our streaming and DVD-by-mail operations were combined and subscribers could receive both streaming content and DVDs under a single “hybrid” plan. In July 2011, we introduced DVD only plans and separated the combined plans, making it necessary for subscribers who wish to receive both DVDs-by-mail and streaming content to have two separate subscription plans. This resulted in a price increase for our members who were taking a combination of our unlimited DVDs-by-mail and unlimited streaming services. We made a subsequent announcement during the third quarter of 2011 concerning the rebranding of our DVD-by-mail service and the separation of the DVD-by-mail and streaming websites. The consumer reaction to the price change, and to a lesser degree, the branding announcement, was very negative, leading to significant customer cancellations. We subsequently retracted our plans to rebrand our DVD-by-mail service and separate the DVD-by-mail and streaming websites.

In September 2010, we began international operations by offering our streaming service in Canada. In September 2011, we expanded our streaming service to Latin America and the Caribbean. In January 2012, we launched our streaming service in the UK and Ireland. We anticipate significant contribution losses in the International streaming segment in 2012. Until we reach our goal of global profitability, we do not intend to launch additional international markets.

An investment in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 and incorporated by reference in this prospectus.

We were incorporated in Delaware in August 1997 and completed our initial public offering in May 2002. Our principal executive offices are located at 100 Winchester Circle, Los Gatos, California 95032, and our telephone number is (408) 540-3700. We maintain a website at www.netflix.com. The contents of our website are not incorporated in, or otherwise to be regarded as part of, this prospectus.

THE OFFERING

Common stock offered	Up to 2,331,060 shares of our common stock issuable upon conversion of our Zero Coupon Convertible Notes due 2018, plus an indeterminate number of shares of common stock that may be issued in connection with any stock split, stock dividend, recapitalization or similar event as described in the indenture governing the notes.

Use of proceeds	The selling securityholders will receive all of the proceeds from the sale of the common stock pursuant to this prospectus, and we will receive none of such proceeds.

Risk Factors	See “Risk Factors” contained and incorporated by reference in this prospectus for important information regarding us and an investment in our common stock.

NASDAQ symbol for our common stock	NFLX

RISK FACTORS

Before you invest in our common stock, you should carefully consider the following risks, in addition to the other information contained and incorporated by reference in this prospectus. If any of the following risks actually occurs, our business, financial condition and results of operations could be harmed. In that case, the trading price of our common stock could decline, and you could lose all or part of your investment.

Risks Related to Our Business

If our efforts to attract and retain subscribers are not successful, our business will be adversely affected.

We have experienced significant subscriber growth over the past several years. Our ability to continue to attract subscribers will depend in part on our ability to consistently provide our subscribers with a valuable and quality experience for selecting and viewing TV shows and movies. Furthermore, the relative service levels, content offerings, pricing and related features of competitors to our service may adversely impact our ability to attract and retain subscribers. Competitors include MVPDs with free TV Everywhere and VOD content, Internet movie and TV content providers, including both those that provide legal and illegal (or pirated) entertainment video content, DVD rental outlets and kiosk services and entertainment video retail stores. If consumers do not perceive our service offering to be of value, or if we introduce new or adjust existing services that are not favorably received by them, we may not be able to attract subscribers. In addition, many of our subscribers are rejoining our service or originate from word-of-mouth advertising from existing subscribers. If our efforts to satisfy our existing subscribers are not successful, we may not be able to attract subscribers, and as a result, our ability to maintain and/or grow our business will be adversely affected. Subscribers cancel their subscription to our service for many reasons, including a perception that they do not use the service sufficiently, the need to cut household expenses, availability of content is limited, DVD delivery takes too long, competitive services provide a better value or experience and customer service issues are not satisfactorily resolved. We must continually add new subscribers both to replace subscribers who cancel and to grow our business beyond our current subscriber base. If too many of our subscribers cancel our service, or if we are unable to attract new subscribers in numbers sufficient to grow our business, our operating results will be adversely affected. If we are unable to successfully compete with current and new competitors in both retaining our existing subscribers and attracting new subscribers, our business will be adversely affected. Further, if excessive numbers of subscribers cancel our service, we may be required to incur significantly higher marketing expenditures than we currently anticipate to replace these subscribers with new subscribers.

If we are unable to compete effectively, our business will be adversely affected.

The market for entertainment video is intensely competitive and subject to rapid change. New technologies and evolving business models for delivery of entertainment video continue to develop at a fast pace. The growth of Internet-connected devices, including TVs, computers and mobile devices has increased the consumer acceptance of Internet delivery of entertainment video. Through these new and existing distribution channels, consumers are afforded various means for consuming entertainment video. The various economic models underlying these differing means of entertainment video delivery include subscription, pay-per-view, ad-supported and piracy-based models. All of these have the potential to capture meaningful segments of the entertainment video market. Several competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. They may secure better terms from suppliers, adopt more aggressive pricing and devote more resources to technology, fulfillment, and marketing. New entrants may enter the market with unique service offerings or approaches to providing entertainment video and other companies also may enter into business combinations or alliances that strengthen their competitive positions. If we are unable to successfully or profitably compete with current and new competitors, programs and technologies, our business will be adversely affected, and we may not be able to increase or maintain market share, revenues or profitability.

If we are unable to continue to recover from the negative consumer reaction to our price change and other announcements made during the third quarter of 2011, our business will be adversely affected.

In the third quarter of 2011, we made a series of announcements regarding our business, including the separation of our unlimited DVD-by-mail and unlimited streaming plans with a corresponding price change for some of our customers, the rebranding of our DVD-by-mail service, and the subsequent retraction of our plans to rebrand our DVD-by-mail service. Consumers reacted negatively to these announcements, adversely impacting our brand and resulting in higher than expected customer cancellations. These adverse effects, coupled with the increasingly long-term and fixed-cost nature of our content acquisition licenses, will likely continue to have an adverse impact on our results of operations. While we have seen a return to growth in our core domestic streaming segment, we believe the process of repairing our brand will take time. If we are unable to continue to repair the damage to our brand, our results of operations, including cash flow, will be adversely affected.

Changes in consumer viewing habits, including more widespread usage of TV Everywhere, VOD or other similar on demand methods of entertainment video consumption could adversely affect our business.

The manner in which consumers view entertainment video is changing rapidly. Digital cable, wireless and Internet content providers are continuing to improve technologies, content offerings, user interface, and business models that allow consumers to access entertainment video-on-demand with interactive capabilities including start, stop and rewind. The devices through which entertainment video can be consumed are also changing rapidly. Today, content from cable service providers may be viewed on laptops and content from Internet content providers may be viewed on TVs. Although we provide our own Internet-based delivery of content allowing our subscribers to stream certain TV shows and movies to their Internet-connected televisions and other devices, if other providers of entertainment video address the changes in consumer viewing habits in a manner that is better able to meet content distributor and consumer needs and expectations, our business could be adversely affected.

If we are not able to manage our growth, our business could be adversely affected.

We are currently engaged in an effort to expand our operations internationally, grow our streaming service with new content and across more devices, as well as continue to operate our DVD service within the United States. Many of our systems and operational practices were implemented when we were at a smaller scale of operations and we are undertaking efforts to migrate the vast majority of our systems (other than DVD-related) to cloud-based processors. As we undertake all these changes, if we are not able to manage the growing complexity of our business, including improving, refining or revising our systems and operational practices, our business may be adversely affected.

If the market segment for consumer paid commercial free Internet streaming of TV shows and movies saturates, our business will be adversely affected.

The market segment for consumer paid commercial free Internet streaming of TV shows and movies has grown significantly. Much of the increasing growth can be attributed to the ability of our subscribers to stream TV shows and movies on their TVs, computers and mobile devices. A decline in our rate of growth could indicate that the market segment for online subscription-based entertainment video is beginning to saturate. While we believe that this segment will continue to grow for the foreseeable future, if this market segment were to saturate, our business would be adversely affected.

If our efforts to build strong brand identity and improve subscriber satisfaction and loyalty are not successful, we may not be able to attract or retain subscribers, and our operating results may be adversely affected.

We must continue to build and maintain strong brand identity. We believe that strong brand identity will be important in attracting subscribers who may have a number of choices from which to obtain entertainment video.

If our efforts to promote and maintain our brand are not successful, our operating results and our ability to attract subscribers may be adversely affected. From time to time, our subscribers express dissatisfaction with our service, including among other things, our title availability, inventory allocation, delivery processing and service interruptions. Furthermore, third-party devices that enable instant streaming of TV shows and movies from Netflix may not meet consumer expectations. To the extent dissatisfaction with our service is widespread or not adequately addressed, our brand may be adversely impacted and our ability to attract and retain subscribers may be adversely affected. With respect to our planned international expansion, we will also need to establish our brand and to the extent we are not successful, our business in new markets would be adversely impacted.

If we are unable to manage the mix of subscriber acquisition sources, our subscriber levels and marketing expenses may be adversely affected.

We utilize a broad mix of marketing programs to promote our service to potential new subscribers. We obtain new subscribers through our online marketing efforts, including paid search listings, banner ads, text links and permission-based e-mails, as well as our active affiliate program. We also engage our consumer electronics partners to generate new subscribers for our service. In addition, we have engaged in various offline marketing programs, including TV and radio advertising, direct mail and print campaigns, consumer package and mailing insertions. We also acquire a number of subscribers who rejoin our service having previously cancelled their membership. We maintain an active public relations program to increase awareness of our service and drive subscriber acquisition. We opportunistically adjust our mix of marketing programs to acquire new subscribers at a reasonable cost with the intention of achieving overall financial goals. If we are unable to maintain or replace our sources of subscribers with similarly effective sources, or if the cost of our existing sources increases, our subscriber levels and marketing expenses may be adversely affected.

If we are unable to continue using our current marketing channels, our ability to attract new subscribers may be adversely affected.

We may not be able to continue to support the marketing of our service by current means if such activities are no longer available to us, become cost prohibitive or are adverse to our business. If companies that currently promote our service decide that we are negatively impacting their business, that they want to compete more directly with our business or enter a similar business or decide to exclusively support our competitors, we may no longer be given access to such marketing channels. In addition, if ad rates increase, we may curtail marketing expenses or otherwise experience an increase in our marketing costs. Laws and regulations impose restrictions on the use of certain channels, including commercial e-mail and direct mail. We may limit or discontinue use or support of e-mail and other activities if we become concerned that subscribers or potential subscribers deem such activities intrusive, which could affect our goodwill or brand. If the available marketing channels are curtailed, our ability to attract new subscribers may be adversely affected.

The increasingly long-term and fixed-cost nature of our content acquisition licenses may adversely affect our financial condition and future financial results.

In connection with obtaining content, particularly for streaming content, we typically enter into multi-year, fixed-fee licenses with studios and other distributors. Such contractual commitments are detailed in the Contractual Obligations section of Item 7 Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 incorporated herein by reference. Furthermore, we plan on increasing the level of committed content licensing in anticipation of our service and subscriber base growing. To the extent subscriber and/or revenue growth do not meet our expectations, our liquidity and results of operations could be adversely affected as a result of these content licensing commitments and our flexibility in planning for, or reacting to changes in our business and the market segments in which we operate could be limited.

If we become subject to liability for content that we distribute through our service, our results of operations would be adversely affected.

As a distributor of content, we face potential liability for negligence, copyright, patent or trademark infringement or other claims based on the nature and content of materials that we distribute. We also may face potential liability for content uploaded from our users in connection with our community-related content or movie reviews. If we become liable, then our business may suffer. Litigation to defend these claims could be costly and the expenses and damages arising from any liability could harm our results of operations. We cannot assure that we are insured or indemnified to cover claims of these types or liability that may be imposed on us.

If studios and other content distributors refuse to license streaming content to us upon acceptable terms, our business could be adversely affected.

Streaming content over the Internet involves the licensing of rights which are separate from and independent of the rights we acquire when obtaining DVD content. Our ability to provide our subscribers with content they can watch instantly therefore depends on studios and other content distributors licensing us content specifically for Internet delivery. The license periods and the terms and conditions of such licenses vary. If the studios and other content distributors change their terms and conditions or are no longer willing or able to license us content, our ability to stream content to our subscribers will be adversely affected. Unlike DVD, streaming content is not subject to the First Sale Doctrine. As such, we are completely dependent on the studio or other content distributor to license us content in order to access and stream content. Many of the licenses provide for the studios or other content distributor to withdraw content from our service relatively quickly. Because of these provisions as well as other actions we may take, content available through our service can be withdrawn on short notice. In addition, the studios and other content distributors have great flexibility in licensing content. They may elect to license content exclusively to a particular provider or otherwise limit the types of services that can deliver streaming content. For example, HBO licenses content from studios like Warner Bros. and the license provides HBO with the exclusive right to such content against other subscription services, including Netflix. As such, Netflix cannot license certain Warner Bros. content for delivery to its subscribers while Warner Bros. may nonetheless license the same content to transactional VOD providers. If we are unable to secure and maintain rights to streaming content or if we cannot otherwise obtain such content upon terms that are acceptable to us, our ability to stream TV shows and movies to our subscribers will be adversely impacted, and our subscriber acquisition and retention could also be adversely impacted. As streaming content license agreements expire, we must renegotiate new terms which may not be favorable to us. If this happens, the cost of obtaining content could increase and our margins may be adversely affected. As we grow, we are able to spend an increasingly larger amount for the licensing of streaming content. We believe that the streaming content we make available to our subscribers is sufficiently diversified, such that we will not be forced to pay licensing fees for content in excess of our desired contribution profit targets. We believe that any failure to secure content will manifest in lower subscriber acquisition and retention and not in materially reduced margins. Given the multiple-year duration and largely fixed nature of content licenses, if we do not experience subscriber acquisition and retention as forecasted, our margins may be impacted by these fixed content licensing costs. For example, as a result of events over the past several months, we have experienced slower growth than anticipated and our margins have been negatively impacted. During the course of our license relationship, various contract administration issues can arise. To the extent that we are unable to resolve any of these issues in an amicable manner, our relationship with the studios and other content distributors or our access to content may be adversely impacted.

We rely upon a number of partners to offer instant streaming of content from Netflix to various devices.

We currently offer subscribers the ability to receive streaming content through their PCs, Macs and other Internet-connected devices, including Blu-ray players and TVs, digital video players, game consoles and mobile devices. We intend to continue to broaden our capability to instantly stream TV shows and movies to other platforms and partners over time. If we are not successful in maintaining existing and creating new relationships, or if we encounter technological, content licensing or other impediments to our streaming content, our ability to grow our business could be adversely impacted. Our agreements with our consumer electronics partners are typically between one and three years in duration and our business could be adversely affected if, upon expiration, a number of our partners do not continue to provide access to our service or are unwilling to do so on terms acceptable to us. Furthermore, devices are manufactured and sold by entities other than Netflix and while these entities should be responsible for the devices’ performance, the connection between these devices and Netflix may nonetheless result in consumer dissatisfaction toward Netflix and such dissatisfaction could result in claims against us or otherwise adversely impact our business. In addition, technology changes to our streaming functionality may require that partners update their devices. If partners do not update or otherwise modify their devices, our service and our subscribers’ use and enjoyment could be negatively impacted.

If subscriptions to our domestic DVD segment decline faster than anticipated, our business could be adversely affected.

The number of subscriptions to our DVD-by-mail offering declined significantly following our price change. We anticipate that this decline will continue. We believe, however, that the domestic DVD business will continue to generate significant contribution profit for our business. In addition, we believe that DVD will be a valuable consumer proposition and studio profit center for the next several years, even as DVD sales decline. The contribution profit generated by our domestic DVD business will help provide capital resources to fund losses arising from our growth internationally. To the extent that the rate of decline in our DVD-by-mail business is greater than we anticipate, our business could be adversely affected. Because we are primarily focused on building a global streaming service, the resources allocated to maintaining DVD operations and the level of management focus on our DVD business are limited. To the extent that we experience degradation in service in our DVD-by-mail business, subscribers’ satisfaction with our service could be negatively impacted and we could experience an increase in cancellations, which could adversely impact our business.

If U.S. Copyright law were altered to amend or eliminate the First Sale Doctrine or if studios were to release or distribute titles on DVD in a manner that attempts to circumvent or limit the effects of the First Sale Doctrine, our business could be adversely affected.

Under U.S. Copyright Law, once a copyright owner sells a copy of his work, the copyright owner relinquishes all further rights to sell or otherwise dispose of that copy. While the copyright owner retains the underlying copyright to the expression fixed in the work, the copyright owner gives up his ability to control the fate of the work once it had been sold. As such, once a DVD is sold into the market, those obtaining the DVD are permitted to re-sell it, rent it or otherwise dispose of it. If Congress or the courts were to change or substantially limit this First Sale Doctrine, our ability to obtain content and then rent it could be adversely affected. By way of example, the Court of Appeals for the 9th Circuit has ruled that the First Sale Doctrine did not apply to sales of software that contained contractual limitations on resales. To the extent such a ruling were extended to DVD sales, our ability to obtain content for subsequent rental could be adversely impacted. Likewise, if content providers agree to limit the sale or distribution of their content in ways that try to limit the effects of the First Sale Doctrine, our business could be adversely affected. For example, we have entered into agreements with several studios to delay the availability of new release DVDs for rental for a period of time following the DVDs release to the retail market and, in connection therewith, these studios have prohibited certain of their wholesalers from selling DVDs to us prior to such availability. Furthermore, certain content owners, from time to time, have established exclusive rental windows with particular outlets. This happened in late 2006 and again in late 2007 when Blockbuster announced arrangements with certain content owners pursuant to which Blockbuster would receive content on DVDs for rental exclusively by Blockbuster. To the extent content is to be distributed exclusively and not to retail vendors or distributors, we could be prevented from obtaining such content, and those of our competitors who access such content could enjoy a corresponding competitive advantage. To the extent the content is also sold to retail vendors or distributors, under current law, we would not be prohibited from obtaining and renting such content pursuant to the First Sale Doctrine. Nonetheless, to the extent content owners do not distribute to us directly or through their wholesalers or otherwise establish exclusive rental windows, it will impact our ability to obtain such content in the most efficient manner and, in some cases, in sufficient quantity to satisfy demand. If such arrangements were to become more commonplace or if additional impediments to obtaining content were created, our ability to obtain content could be impacted and our business could be adversely affected.

Increased availability of new releases to other distribution channels prior to, or on parity with, the release on DVD, coupled with delayed availability of such DVDs through our service, could adversely affect our business.

DVDs currently enjoy a competitive advantage over certain other distribution channels, such as pay-per-view and some types of VOD distribution, because of the early distribution window on the DVD format. The window for new releases on DVD is generally exclusive against and earlier than certain other forms of non-theatrical movie distribution, such as pay-per-view, regular (“non-premium”) VOD, SVOD, premium pay TV, and other forms of TV exploitation. The length and exclusivity of each window for each distribution channel are determined solely by the studio releasing the title. Over the past several years, we have seen distributors adjust and experiment with the traditional distribution channels and timing. For example, certain other forms of non-theatrical distribution have been developed for certain new movie releases, resulting in their non-theatrical availability prior to and during the DVD window. In addition, the major studios have shortened certain release windows and/or have increasingly made new release movies available on VOD simultaneously or prior to the release on DVD e.g. via “premium VOD”, and in a limited number of instances, simultaneously with theatrical release. If other distribution channels were to receive priority over, or parity with, the DVD window, coupled with delayed availability of such DVD through our service, subscriber’s perception of value in our service could decrease and our business could be adversely affected. Further, as these distribution channels shift, our relative position to them, either in DVD or streaming, may impact our subscribers’ perception of or value in our service and our business could be adversely affected.

Delayed availability of new release DVDs for rental could adversely affect our business.

Our licensing agreements with several studios require that we do not rent new release DVDs until some period of time after such DVDs are first made available for retail sale. These agreements provide us with less expensive content as well as deeper copy depth than we might otherwise have absent the delay, thus improving both our business and consumer experience. While several competitors have used the delayed availability of DVD content through our service to differentiate their own services, we do not believe that this delayed availability has materially impacted our subscriber growth or satisfaction. Nonetheless, it is possible that the delay in obtaining new release content could impact consumer perception of our service or otherwise negatively impact subscriber satisfaction. Furthermore, in January 2012, Warner Home Entertainment announced it was increasing the period of delay to fifty-six days. If other studios were to increase the period of delay and /or if our subscriber satisfaction is negatively impacted by this increase in the Warner delay, our business could be adversely impacted.

We could be subject to increased costs arising from our acquisition of DVD content and our subscribers’ demand for DVD titles that could adversely affect our operations and financial performance.

We obtain DVDs through a mix of revenue sharing agreements and direct purchases. The type of agreement we utilize to acquire DVD content depends on the economic terms we can negotiate as well as studio preferences. If we are unable to negotiate favorable terms to acquire the DVDs, our contribution profits may be adversely affected. Furthermore, during the course of our agreements, various contract administration issues can arise. To the extent that we are unable to resolve any of these issues in an amicable manner, our relationship with the studios and distributors or our access to content may be adversely impacted. Direct purchase of DVDs requires us to be able to accurately forecast demand in order to ensure that we have enough copies of a title to satisfy but not exceed demand so that our subscriber satisfaction is not negatively impacted. However, if we purchase excess copies of title or experience an increase in usage of a title without a corresponding increase in subscriber retention and growth, our content and fulfillment costs will increase disproportionately to revenues thus adversely affecting our operating results. Our content costs as a percentage of revenues can also increase if our subscribers select titles that were acquired under more expensive revenue share arrangements more often than they select other titles acquired through direct purchase or lower cost revenue share arrangements.

Any significant disruption in our computer systems or those of third-parties that we utilize in our operations could result in a loss or degradation of service and could adversely impact our business.

Subscribers and potential subscribers access our service through our Web site or their TVs, computers, game consoles or mobile devices. Our reputation and ability to attract, retain and serve our subscribers is dependent upon the reliable performance of our computer systems and those of third-parties that we utilize in our operations. Interruptions in these systems, or with the Internet in general, including discriminatory network management practices, could make our service unavailable or degraded or otherwise hinder our ability to deliver streaming content or fulfill DVD selections. From time to time, we experience service interruptions and have voluntarily provided affected subscribers with a credit during periods of extended outage. Much of our software is proprietary, and we rely on the expertise of our engineering and software development teams for the continued performance of our software and computer systems. Service interruptions, errors in our software or the unavailability of computer systems used in our operations could diminish the overall attractiveness of our subscription service to existing and potential subscribers.

Our servers and those of third-parties we use in our operations are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions and delays in our service and operations as well as loss, misuse or theft of data. Our Web site periodically experiences directed attacks intended to cause a disruption in service. Any attempts by hackers to disrupt our service or our internal systems, if successful, could harm our business, be expensive to remedy and damage our reputation. Our insurance does not cover expenses related to attacks on our Web site or internal systems. Efforts to prevent hackers from entering our computer systems are expensive to implement and may limit the functionality of our services. Any significant disruption to our service or internal computer systems could result in a loss of subscribers and adversely affect our business and results of operations.

We utilize our own communications and computer hardware systems located either in our facilities or in that of a third-party Web hosting provider. In addition, we utilize third-party Internet-based or “cloud” computing services in connection with our business operations. We also utilize third-party content delivery networks to help us stream TV shows and movies in high volume to Netflix subscribers over the Internet. Problems faced by our third-party Web hosting, cloud computing, or content delivery network providers, including technological or business-related disruptions, could adversely impact the experience of our subscribers. In addition, fires, floods, earthquakes, power losses, telecommunications failures, break-ins and similar events could damage these systems and hardware or cause them to fail completely. As we do not maintain entirely redundant systems, a disrupting event could result in prolonged downtime of our operations and could adversely affect our business.

We rely upon Amazon Web Services to operate certain aspects of our service and any disruption of or interference with our use of the Amazon Web Services operation would impact our operations and our business would be adversely impacted.

Amazon Web Services, or AWS, provides a distributed computing infrastructure platform for business operations, or what is commonly referred to as a cloud computing service. We have architected our software and computer systems so as to utilize data processing, storage capabilities and other services provided by AWS. Currently, we run the vast majority of our computing on AWS. Given this, along with the fact that we cannot easily switch our AWS operations to another cloud provider, any disruption of or interference with our use of AWS would impact our operations and our business would be adversely impacted. While the retail side of Amazon may compete with us, we do not believe that Amazon will use the AWS operation in such a manner as to gain competitive advantage against our service.

If we are unable to effectively utilize our recommendation and merchandising technology or develop user interfaces that maintain or increase subscriber engagement with our service, our business may suffer.

Our proprietary recommendation and merchandising technology enables us to predict and recommend titles and effectively merchandise our library to our subscribers. We also develop, test and implement various user interfaces across multiple devices, in an effort to maintain and increase subscriber engagement with our service.

We are continually refining our recommendation and merchandising technology as well as our various user interfaces in an effort to improve the predictive accuracy of our TV show and movie recommendations and the usefulness of and engagement with our service by our subscribers. We may experience difficulties in implementing refinements. In addition, we cannot assure that we will be able to continue to make and implement meaningful refinements to our recommendation technology.

If our recommendation and merchandising technology does not enable us to predict and recommend titles that our subscribers will enjoy or if we are unable to implement meaningful improvements thereto or otherwise improve our user interfaces, our service may be less useful to our subscribers. Such failures could lead to the following:

•	our subscriber satisfaction may decrease, subscribers may perceive our service to be of lower value and our ability to attract and retain subscribers may be adversely affected;

•	our ability to effectively merchandise and utilize our library will be adversely affected; and

•	our subscribers may default to choosing titles from among new releases or other titles that cost us more to provide, and our margins may be adversely affected.

We rely heavily on our proprietary technology to stream TV shows and movies and to manage other aspects of our operations, including processing delivery and return of our DVDs to our subscribers, and the failure of this technology to operate effectively could adversely affect our business.

We continually enhance or modify the technology used for our operations. We cannot be sure that any enhancements or other modifications we make to our operations will achieve the intended results or otherwise be of value to our subscribers. Future enhancements and modifications to our technology could consume considerable resources. If we are unable to maintain and enhance our technology to manage the streaming of TV shows and movies to our subscribers in a timely and efficient manner and/or the processing of DVDs among our shipping centers, our ability to retain existing subscribers and to add new subscribers may be impaired. In addition, if our technology or that of third-parties we utilize in our operations fails or otherwise operates improperly, our ability to retain existing subscribers and to add new subscribers may be impaired. Also, any harm to our subscribers’ personal computers or other devices caused by software used in our operations could have an adverse effect on our business, results of operations and financial condition.

If we experience delivery problems or if our subscribers or potential subscribers lose confidence in the U.S. mail system, we could lose subscribers, which could adversely affect our operating results.

We rely exclusively on the U.S. Postal Service to deliver DVDs from our shipping centers and to return DVDs to us from our subscribers. We are subject to risks associated with using the public mail system to meet our shipping needs, including delays or disruptions caused by inclement weather, natural disasters, labor activism, health epidemics or bioterrorism. Our DVDs are also subject to risks of breakage and theft during our processing of shipments as well as during delivery and handling by the U.S. Postal Service. The risk of breakage is also impacted by the materials and methods used to replicate our DVDs. If the entities replicating our DVDs use materials and methods more likely to break during delivery and handling or we fail to timely deliver DVDs to our subscribers, our subscribers could become dissatisfied and cancel our service, which could adversely affect our operating results. In addition, increased breakage and theft rates for our DVDs will increase our cost of acquiring titles.

Increases in the cost of delivering DVDs could adversely affect the contribution profit of our Domestic DVD segment.

Increases in postage delivery rates could adversely affect our domestic DVD segment’s contribution profit if we elect not to raise our subscription fees to offset the increase. The U.S. Postal Service increased the rate for first class postage on May 12, 2008 to 42 cents, on May 11, 2009 to 44 cents and again on January 22, 2012 to 45 cents. It is expected that the U.S. Postal Service will raise rates again in subsequent years in accordance with the powers given the U.S. Postal Service in connection with the 2007 postal reform legislation. The U.S. Postal Service continues to focus on plans to reduce its costs and make its service more efficient. If the U.S. Postal Service were to change any policies relative to the requirements of first-class mail, including changes in size, weight or machinability qualifications of our DVD envelopes, such changes could result in increased shipping costs or higher breakage for our DVDs, and our gross margin could be adversely affected. For example, the Office of Inspector General (“OIG”) at the U.S. Postal Service issued a report in November 2007 recommending that the U.S. Postal Service revise the machinability qualifications for first class mail related to DVDs or to charge DVD mailers who don’t comply with the new regulations a 17 cent surcharge on all mail deemed unmachinable. In addition, a by-mail game rental company filed a complaint with the Postal Regulatory Commission alleging that the U.S. Postal Service unreasonably discriminated against it in favor of Netflix and Blockbuster. To the extent this proceeding was to result in operational or regulatory changes impacting our mail processing, our domestic DVD segment’s contribution profit and business operations could be adversely affected. For example, the U.S. Postal Service recently announced changes to its service that would close many of its mail processing facilities and eliminate next day service for first class mail. If such changes result in slower delivery of our DVDs or otherwise lead to a decrease in customer satisfaction, our business, results of operations and financial condition could be adversely affected.

If government regulations relating to the Internet or other areas of our business change, we may need to alter the manner in which we conduct our business, or incur greater operating expenses.

The adoption or modification of laws or regulations relating to the Internet or other areas of our business could limit or otherwise adversely affect the manner in which we currently conduct our business. In addition, the growth and development of the market for online commerce may lead to more stringent consumer protection laws, which may impose additional burdens on us. If we are required to comply with new regulations or legislation or new interpretations of existing regulations or legislation, this compliance could cause us to incur additional expenses or alter our business model.

The adoption of any laws or regulations that adversely affect the growth, popularity or use of the Internet, including laws limiting Internet neutrality, could decrease the demand for our subscription service and increase our cost of doing business. For example, in late 2010, the Federal Communications Commission adopted so-called net neutrality rules intended, in part, to prevent network operators from discriminating against legal traffic that transverse their networks. The rules are currently subject to legal challenge. To the extent that these rules are interpreted to enable network operators to engage in discriminatory practices or are overturned by legal challenge, our business could be adversely impacted. As we expand internationally, government regulation concerning the Internet, and in particular, network neutrality, may be nascent or non-existent. Within such a regulatory environment, coupled with potentially significant political and economic power of local network operators, we could experience discriminatory or anti-competitive practices that could impede our growth, cause us to incur additional expense or otherwise negatively affect our business.

Changes in how network operators handle and charge for access to data that travel across their networks could adversely impact our business.

We rely upon the ability of consumers to access our service through the Internet. To the extent that network operators implement usage based pricing, including meaningful bandwidth caps, or otherwise try to monetize access to their networks by data providers, we could incur greater operating expenses and our subscriber acquisition and retention could be negatively impacted. For example, in late 2010, Comcast informed Level 3 Communications that it would require Level 3 to pay for the ability to access Comcast’s network. Given that much of the traffic being requested by Comcast customers is Netflix data stored with Level 3, many commentators have looked to this situation as an example of Comcast either discriminating against Netflix traffic or trying to increase Netflix’s operating costs. Furthermore, to the extent network operators were to create tiers of Internet access service and either charge us for or prohibit us from being available through these tiers, our business could be negatively impacted.

Most network operators that provide consumers with access to the Internet also provide these consumers with multichannel video programming. As such, companies like Comcast, Time Warner Cable and Cablevision have an incentive to use their network infrastructure in a manner adverse to our continued growth and success. While we believe that consumer demand, regulatory oversight and competition will help check these incentives, to the extent that network operators are able to provide preferential treatment to their data as opposed to ours, our business could be negatively impacted. In international markets, especially in Latin America, these same incentives apply however, the consumer demand, regulatory oversight and competition may not be as strong as in our domestic market.

Privacy concerns could limit our ability to leverage our subscriber data and our disclosure of or unauthorized access to subscriber data could adversely impact our business and reputation.

In the ordinary course of business and in particular in connection with merchandising our service to our subscribers, we collect and utilize data supplied by our subscribers. We currently face certain legal obligations regarding the manner in which we treat such information. Other businesses have been criticized by privacy groups and governmental bodies for attempts to link personal identities and other information to data collected on the Internet regarding users’ browsing and other habits. Increased regulation of data utilization practices, including self-regulation or findings under existing laws, that limit our ability to use collected data, could have an adverse effect on our business. In addition, if unauthorized access to our subscriber data were to occur or if we were to disclose data about our subscribers in a manner that was objectionable to them, our business reputation could be adversely affected, and we could face potential legal claims that could impact our operating results.

Our reputation and relationships with subscribers would be harmed if our subscriber data, particularly billing data, were to be accessed by unauthorized persons.

We maintain personal data regarding our subscribers, including names and, in many cases, mailing addresses. With respect to billing data, such as credit card numbers, we rely on licensed encryption and authentication technology to secure such information. We take measures to protect against unauthorized intrusion into our subscribers’ data. If, despite these measures, we, or our payment processing services, experience any unauthorized intrusion into our subscribers’ data, current and potential subscribers may become unwilling to provide the information to us necessary for them to become subscribers, we could face legal claims, and our business could be adversely affected. Similarly, if a well-publicized breach of the consumer data security of any other major consumer Web site were to occur, there could be a general public loss of confidence in the use of the Internet for commerce transactions which could adversely affect our business.

In addition, we do not obtain signatures from subscribers in connection with the use of credit cards by them. Under current credit card practices, to the extent we do not obtain cardholders’ signatures, we are liable for fraudulent credit card transactions, even when the associated financial institution approves payment of the orders. From time to time, fraudulent credit cards are used on our Web site to obtain service and access our DVD inventory and streaming. Typically, these credit cards have not been registered as stolen and are therefore not rejected by our automatic authorization safeguards. While we do have a number of other safeguards in place, we nonetheless experience some loss from these fraudulent transactions. We do not currently carry insurance against the risk of fraudulent credit card transactions. A failure to adequately control fraudulent credit card transactions would harm our business and results of operations.

Increases in payment processing fees or changes to operating rules would increase our operating expenses and adversely affect our business and results of operations.

Our subscribers pay for our subscription services predominately using credit cards and debit cards. Our acceptance of these payment methods requires our payment of certain fees. From time to time, these fees may increase, either as a result of rate changes by the payment processing companies or as a result in a change in our business practices which increase the fees on a cost-per-transaction basis. Such increases may adversely affect our results of operations.

We are subject to rules, regulations and practices governing our accepted payment methods, which are predominately credit cards and debit cards. These rules, regulations and practices could change or be reinterpreted to make it difficult or impossible for us to comply. If we fail to comply with these rules or requirements, we may be subject to fines and higher transaction fees and lose our ability to accept these payment methods, and our business and results of operations would be adversely affected.

If our trademarks and other proprietary rights are not adequately protected to prevent use or appropriation by our competitors, the value of our brand and other intangible assets may be diminished, and our business may be adversely affected.

We rely and expect to continue to rely on a combination of confidentiality and license agreements with our employees, consultants and third-parties with whom we have relationships, as well as trademark, copyright, patent and trade secret protection laws, to protect our proprietary rights. We may also seek to enforce our proprietary rights through court proceedings. We have filed and from time to time we expect to file for trademark and patent applications. Nevertheless, these applications may not be approved, third-parties may challenge any patents issued to or held by us, third-parties may knowingly or unknowingly infringe our patents, trademarks and other proprietary rights, and we may not be able to prevent infringement without substantial expense to us. If the protection of our proprietary rights is inadequate to prevent use or appropriation by third parties, the value of our brand and other intangible assets may be diminished, competitors may be able to more effectively mimic our service and methods of operations, the perception of our business and service to subscribers and potential subscribers may become confused in the marketplace, and our ability to attract subscribers may be adversely affected.

Intellectual property claims against us could be costly and result in the loss of significant rights related to, among other things, our Web site, streaming technology, our recommendation and merchandising technology, title selection processes and marketing activities.

Trademark, copyright, patent and other intellectual property rights are important to us and other companies. Our intellectual property rights extend to our technology, business processes and the content on our Web site. We use the intellectual property of third-parties in merchandising our products and marketing our service through contractual and other rights. From time to time, third-parties allege that we have violated their intellectual property rights. If we are unable to obtain sufficient rights, successfully defend our use, or develop non-infringing technology or otherwise alter our business practices on a timely basis in response to claims against us for infringement, misappropriation, misuse or other violation of third-party intellectual property rights, our business and competitive position may be adversely affected. Many companies are devoting significant resources to developing patents that could potentially affect many aspects of our business. There are numerous patents that broadly claim means and methods of conducting business on the Internet. We have not searched patents relative to our technology. Defending ourselves against intellectual property claims, whether they are with or without merit or are determined in our favor, results in costly litigation and diversion of technical and management personnel. It also may result in our inability to use our current Web site, streaming technology, our recommendation and merchandising technology or inability to market our service or merchandise our products. As a result of a dispute, we may have to develop non-infringing technology, enter into royalty or licensing agreements, adjust our merchandising or marketing activities or take other actions to resolve the claims. These actions, if required, may be costly or unavailable on terms acceptable to us.

If we are unable to protect our domain names, our reputation and brand could be adversely affected.

We currently hold various domain names relating to our brand, including Netflix.com. Failure to protect our domain names could adversely affect our reputation and brand and make it more difficult for users to find our Web site and our service. The acquisition and maintenance of domain names generally are regulated by governmental agencies and their designees. The regulation of domain names in the United States may change in the near future. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may be unable to acquire or maintain relevant domain names. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. We may be unable, without significant cost or at all, to prevent third-parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights.

In the event of an earthquake or other natural or man-made disaster, our operations could be adversely affected.

Our executive offices and data centers are located in the San Francisco Bay Area. We have shipping centers located throughout the United States, including earthquake and hurricane-sensitive areas. Our business and operations could be adversely affected in the event of these natural disasters as well as from electrical blackouts, fires, floods, power losses, telecommunications failures, break-ins or similar events. We may not be able to effectively shift our fulfillment and delivery operations to handle disruptions in service arising from these events. Because the San Francisco Bay Area is located in an earthquake-sensitive area, we are particularly susceptible to the risk of damage to, or total destruction of, our executive offices and data centers. We are not insured against any losses or expenses that arise from a disruption to our business due to earthquakes and may not have adequate insurance to cover losses and expenses from other natural disasters.

We are engaged in legal proceedings that could cause us to incur unforeseen expenses and could occupy a significant amount of our management’s time and attention.

From time to time, we are subject to litigation or claims that could negatively affect our business operations and financial position. As we have grown, we have seen a rise in the number of litigation matters against us.

Most of these matters relate to patent infringement lawsuits, which are typically expensive to defend. Litigation disputes could cause us to incur unforeseen expenses, could occupy a significant amount of our management’s time and attention and could negatively affect our business operations and financial position.

We could be subject to economic, political, regulatory and other risks arising from our international operations.

We offer an unlimited streaming plan in Canada, Latin America and beginning in early 2012 we expanded our streaming service offering to the UK and Ireland. Operating in international markets requires significant resources and management attention and will subject us to regulatory, economic and political risks that are different from and incremental to those in the United States. In addition to the risks that we face in the United States our international operations involve risks that could adversely affect our business, including:

•

the need to adapt our content and user interfaces for specific cultural and language differences, including licensing a certain portion of our content library before we have developed a full appreciation for its performance within a given territory;

•	difficulties and costs associated with staffing and managing foreign operations;

•	management distraction;

•	political or social unrest and economic instability;

•	compliance with U.S. laws such as the Foreign Corrupt Practices Act, and local laws prohibiting corrupt payments to government officials;

•	difficulties in understanding and complying with local laws, regulations and customs in foreign jurisdictions;

•	unexpected changes in regulatory requirements;

•	less favorable foreign intellectual property laws;

•	adverse tax consequences;

•	fluctuations in currency exchange rates, which could impact revenues and expenses of our international operations and expose us to foreign currency exchange rate risk;

•	profit repatriation and other restrictions on the transfer of funds;

•	differing processing systems as well as consumer use and acceptance of electronic payment methods, such as credit and debit cards;

•	new and different sources of competition;

•	low usage of Internet connected consumer electronic devices;

•	different and more stringent user protection, data protection, privacy and other laws; and

•	availability of reliable broadband connectivity and wide area networks in targeted areas for expansion.

Our failure to manage any of these risks successfully could harm our future international operations and our overall business, and results of our operations.

We may seek additional capital that may result in stockholder dilution or that may have rights senior to those of our common stockholders.

From time to time, we may seek to obtain additional capital, either through equity, equity-linked or debt securities. For example, in the fourth quarter of 2011, we raised $400 million of additional capital through the sale of

$200 million aggregate principal amount of Zero Coupon Convertible Notes due 2018 in a private placement and $200 million worth of equity through a public offering. The decision to obtain additional capital will depend, among other things, on our development efforts, business plans, operating performance and condition of the capital markets. If we raise additional funds through the issuance of equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to the rights of our common stock, and our stockholders may experience dilution.

We have issued $400 million in debt offerings and may incur additional debt in the future, which may adversely affect our financial condition and future financial results.

As of December 31, 2011, we have $200 million of our 8.50% Senior Notes due 2017 and $200 million of our Zero Coupon Convertible Notes due 2018 outstanding. Risks relating to our long-term indebtedness include:

•

requiring us to dedicate a portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of cash flow to fund working capital, capital expenditures, acquisitions and investments and other general corporate purposes;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the markets in which we operate; and

•	limiting our ability to borrow additional funds or to borrow funds at rates or on other terms we find acceptable.

In addition, it is possible that we may need to incur additional indebtedness in the future in the ordinary course of business. The terms of indenture governing our outstanding senior notes allow us to incur additional debt subject to certain limitations. If new debt is added to current debt levels, the risks described above could intensify.

The agreements governing our indebtedness contain various covenants that limit our discretion in the operation of our business and also require us to meet certain covenants. The failure to comply with such covenants could have a material adverse effect on us.

The agreements governing our indebtedness contain various covenants, including those that restrict our ability to, among other things:

•	borrow money, and guarantee or provide other support for indebtedness of third-parties including guarantees;

•	pay dividends on, redeem or repurchase our capital stock;

•	make investments in entities that we do not control, including joint ventures;

•	enter into certain asset sale transactions;

•	enter into secured financing arrangements;

•	enter into sale and leaseback transactions; and

•	enter into unrelated businesses.

These covenants may limit our ability to effectively operate our businesses. Any failure to comply with the restrictions of any agreement governing our other indebtedness may result in an event of default under those agreements.

We may lose key employees or may be unable to hire qualified employees.

We rely on the continued service of our senior management, including our Chief Executive Officer and co-founder Reed Hastings, members of our executive team and other key employees and the hiring of new qualified employees. In our industry, there is substantial and continuous competition for highly skilled business, product development, technical and other personnel. We may not be successful in recruiting new personnel and in retaining and motivating existing personnel, which may be disruptive to our operations.

Risks Related to Our Stock Ownership

Provisions in our charter documents and under Delaware law could discourage a takeover that stockholders may consider favorable.

Our charter documents may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable because they:

•	authorize our board of directors, without stockholder approval, to issue up to 10,000,000 shares of undesignated preferred stock;

•	provide for a classified board of directors;

•	prohibit our stockholders from acting by written consent;

•	establish advance notice requirements for proposing matters to be approved by stockholders at stockholder meetings; and

•	prohibit stockholders from calling a special meeting of stockholders.

In addition, a merger or acquisition may trigger retention payments to certain executive employees under the terms of our Executive Severance and Retention Incentive Plan, thereby increasing the cost of such a transaction. As a Delaware corporation, we are also subject to certain Delaware anti-takeover provisions. Under Delaware law, a corporation may not engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other things, the board of directors has approved the transaction. Our board of directors could rely on Delaware law to prevent or delay an acquisition of us.

Our stock price is volatile.

The price at which our common stock has traded has fluctuated significantly. The price may continue to be volatile due to a number of factors including the following, some of which are beyond our control:

•	variations in our operating results;

•	variations between our actual operating results and the expectations of securities analysts, investors and the financial community;

•	announcements of developments affecting our business, systems or expansion plans by us or others;

•	competition, including the introduction of new competitors, their pricing strategies and services;

•	market volatility in general;

•	the level of demand for our stock, including the amount of short interest in our stock; and

•	the operating results of our competitors.

As a result of these and other factors, investors in our common stock may not be able to resell their shares at or above their original purchase price.

Following certain periods of volatility in the market price of our securities, we became the subject of securities litigation. We may experience more such litigation following future periods of volatility. This type of litigation may result in substantial costs and a diversion of management’s attention and resources.

Financial forecasting by us and financial analysts who may publish estimates of our performance may differ materially from actual results.

Given the dynamic nature of our business, the current uncertain economic climate and the inherent limitations in predicting the future, forecasts of our revenues, contribution margins, net income and, number of total and paid subscriber additions and other financial and operating data may differ materially from actual results. Such discrepancies could cause a decline in the trading price of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we incorporate by reference in this prospectus contain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include, but are not limited to statements regarding: our core strategy; the growth of Internet delivery of content; the growth in our streaming subscriptions and the decline in our DVD subscriptions; the market opportunity for streaming content; our advantage of focus within the subscription segment of the entertainment video market; contribution margin; liquidity; revenues; net income; impacts relating to our pricing strategy; our content library investments; significance of future contractual obligations; and international expansion. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “plan,” “should,” “potential,” “predict” and similar expressions are intended to identify forward-looking statements. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included throughout this prospectus and particularly “Risk Factors” starting on page 3 and elsewhere in this prospectus. We caution you not to rely on these statements without also considering the risks and uncertainties associated with these statements and our business that are addressed in this prospectus. All forward-looking statements included in this document are based on information available to us on the date hereof. Although we assume no obligation to revise or publicly release the results of any revision to any such forward-looking statement, except as may otherwise be required by law, you are advised to consult any additional disclosures we make in our quarterly reports on Form 10-Q, annual report on Form 10-K and current reports on Form 8-K filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

USE OF PROCEEDS

The proceeds from the sale of the common stock offered pursuant to this prospectus are solely for the account of the selling securityholders. Accordingly, we will not receive any proceeds from the sale of the common stock offered hereby.

PRICE RANGE OF OUR COMMON STOCK

Our common stock trades on the NASDAQ Global Select Market under the symbol “NFLX.” The following table sets forth, for our fiscal quarters indicated, the high and low closing sales prices of our common stock, in each case as reported on the NASDAQ Global Select Market.

	High	Low
2010
First Quarter	$75.06	$49.13
Second Quarter	$126.81	$75.00
Third Quarter	$170.63	$98.02
Fourth Quarter	$205.90	$149.33
2011
First Quarter	$247.55	$177.99
Second Quarter	$273.70	$228.16
Third Quarter	$298.73	$113.19
Fourth Quarter	$123.24	$63.86
2012
First Quarter (through March 22, 2012)	$129.25	$69.29

As of January 31, 2012, there were approximately 198 registered holders of record of our common stock. A substantially greater number of holders of our common stock are in “street name,” or beneficial holders whose shares are held of record by banks, brokers and other financial institutions.

The foregoing table shows only historical comparisons. These comparisons may not provide meaningful information to you in determining whether to purchase shares of our common stock. You are urged to obtain current market quotations for our common stock and to review carefully the other information contained in this prospectus or incorporated by reference herein. See the section entitled “Where You Can Find More Information” on page 29 of this prospectus.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We currently expect to retain future earnings, if any, to finance the growth and development of our business and do not anticipate paying any cash dividends in the foreseeable future. The terms of the indenture governing our 8.50% Senior Notes due 2017 places certain restrictions on our ability to pay dividends. In addition, the terms of the indenture governing the notes places certain restrictions on our ability to pay cash dividends.

DESCRIPTION OF CAPITAL STOCK

Our certificate of incorporation authorizes us to issue 160,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share.

Common Stock

As of January 31, 2012, there were 55,418,632 shares of our common stock outstanding.

The holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior rights of preferred stock, if any, then outstanding. Our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions available to our common stock. The rights, preferences, and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of our preferred stock, as discussed below.

Preferred Stock

Our certificate of incorporation authorizes us to issue up to 10,000,000 shares of preferred stock, par value $0.001 per share. The undesignated shares of preferred stock will have powers, preferences, rights and qualifications, limitations and restrictions as shall be determined by our board of directors upon issuance of the preferred stock. Our right to issue shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders.

Anti-Takeover Provisions

Certain provisions of Delaware law and our certificate of incorporation and bylaws could make the acquisition of the Company by means of a tender offer, or the acquisition of control of the Company by means of a proxy contest or otherwise more difficult. These provisions, summarized below, are intended to discourage certain types of coercive takeover practices and inadequate takeover bids, and are designed to encourage persons seeking to acquire control of us to negotiate with our board of directors. We believe that the benefits of increased protection against an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging such proposals. Among other things, negotiation of such proposals could result in an improvement of their terms.

Delaware Anti-Takeover Law. We are subject to Section 203 of the General Corporation Law of the State of Delaware, an anti-takeover law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the “business combination” or the transaction in which the person became an interested stockholder is approved by our board of directors in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Other Provisions in Our Certificate of Incorporation. Our certificate of incorporation and bylaws provide other mechanisms that may help to delay, defer or prevent a change in control. For example, our certificate of incorporation provides that stockholders may not take action by written consent without a meeting, but must take any action at a duly called annual or special meeting. This provision makes it more difficult for stockholders to take actions opposed by our board of directors.

Our certificate of incorporation does not provide for cumulative voting in the election of directors. Cumulative voting provides for a minority stockholder to vote a portion or all of its shares for one or more candidates for seats on the board of directors. Without cumulative voting, a minority stockholder will not be able to gain as many seats on our board of directors based on the number of shares of our stock that such stockholder holds than if cumulative voting were permitted. The elimination of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors to influence the board of directors’ decision regarding a takeover.

Under our certificate of incorporation, 10,000,000 shares of preferred stock remain undesignated. The authorization of undesignated preferred stock makes it possible for the board of directors, without stockholder approval, to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to obtain control of the Company.

These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of the Company.

Transfer Agent and Registrar

Our transfer agent and registrar for common stock is Computershare.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the acquisition, ownership and disposition of our common stock issued pursuant to this offering. This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating thereto, nor does it address any estate and gift tax consequences or any tax consequences arising under any state, local or non-U.S. tax laws, or any other U.S. federal tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service, or IRS, all as in effect as of the date of this prospectus. These authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below.

This discussion is limited to non-U.S. holders who purchase our common stock issued pursuant to this offering and who hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a particular holder in light of such holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including, without limitation, certain former citizens or long-term residents of the United States, partnerships or other pass-through entities or partners or owners of such entities, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, banks, financial institutions, investment funds, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax-qualified retirement plans, persons subject to the alternative minimum tax, persons that own, or have owned, actually or constructively, more than 5% of our common stock and persons holding our common stock as part of a hedging, integration or conversion transaction or straddle, or a constructive sale, or other risk reduction strategy.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR NON-U.S. TAX LAWS AND ANY OTHER U.S. FEDERAL TAX LAWS.

Definition of Non-U.S. Holder

For purposes of this discussion, a non-U.S. holder is any beneficial owner of our common stock that is not a “U.S. person” or a partnership (including any entity or arrangement treated as a partnership) for U.S. federal income tax purposes. A U.S. person is any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (1) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Distributions on Our Common Stock

If we make cash or other property distributions on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder’s tax basis in the common stock, but not below zero. Any excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “—Gain on Disposition of Our Common Stock” below.

Dividends paid to a non-U.S. holder of our common stock generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish to us or our paying agent a valid IRS Form W-8BEN (or applicable successor form) including a U.S. taxpayer identification number and certifying such holder’s qualification for the reduced rate. This certification must be provided to us or our paying agent prior to the payment of dividends and must be updated periodically. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries. Non-U.S. holders that do not timely provide us or our paying agent with the required certification, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If dividends paid on the common stock are effectively connected with a U.S. trade or business conducted by a non-U.S. holder, the non-U.S. holder generally will be exempt from U.S. federal withholding tax, provided the non-U.S. holder furnishes to us or our paying agent a properly executed IRS Form W-8ECI (or other applicable successor form).

Any dividends paid on our common stock that are effectively connected with a non-U.S. holder’s U.S. trade or business (and if an income tax treaty applies, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in much the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

Gain on Disposition of Our Common Stock

Subject to the discussion below regarding backup withholding and certain recently enacted legislation, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock, unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and if an income tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States;

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition, and certain other requirements are met; or

•

our common stock constitutes a “United States real property interest” because we are a United States real property holding corporation, or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period for our common stock and our common stock has ceased to be regularly traded on an established securities market prior to the beginning of the calendar year in which the sale or other disposition occurs. The determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other trade or business assets and our foreign real property interests. We believe we are not currently and do not anticipate becoming a USRPHC for U.S. federal income tax purposes.

Gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by U.S. source capital losses (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Recently Enacted Legislation affecting Taxation of Our Common Stock Held by or through Foreign Entities

Recently enacted legislation may impose withholding tax on certain types of payments made to “foreign financial institutions” (as specially defined for purposes of these rules) and certain other non-U.S. entities. The legislation imposes a 30% withholding tax on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution or to a foreign non-financial entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign non-financial entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. If the payee is a foreign financial institution, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. Under certain transition rules, any obligation to withhold under the new legislation with respect to dividends on our common stock will not begin until January 1, 2014 and with respect to the gross proceeds of a sale or other disposition of our common stock will not begin until January 1, 2015. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in our common stock.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the amount of dividends on our common stock paid to such holder and the amount of any tax withheld with respect to those dividends. These information reporting requirements apply even if no withholding was required because the dividends were effectively connected with the holder’s conduct of a U.S. trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding, currently at a 28% rate, however, generally will apply to payments to a non-U.S. holder of dividends on or the gross proceeds or a disposition of our common stock provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient.

Backup withholding is not an additional tax. If any amount is withheld under the backup withholding rules, the non-U.S. holder should consult with a U.S. tax advisor regarding the possibility of and procedure for obtaining a refund or a credit against the non-U.S. holder’s U.S. federal income tax liability, if any.

PLAN OF DISTRIBUTION

The selling securityholders, including their pledgees, donees, transferees, distributees, beneficiaries or other successors in interest, may from time to time offer some or all of the shares of common stock (collectively, “Securities”) covered by this prospectus. To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

The selling securityholders will not pay any of the costs, expenses and fees in connection with the registration and sale of the shares covered by this prospectus, but they will pay any and all underwriting discounts, selling commissions and stock transfer taxes, if any, attributable to sales of the shares. We will not receive any proceeds from the sale of the shares of our common stock covered hereby.

The selling securityholders may sell the Securities covered by this prospectus from time to time, and may also decide not to sell all or any of the Securities that they are allowed to sell under this prospectus. The selling securityholders will act independently of us in making decisions regarding the timing, manner and size of each sale. These dispositions may be at fixed prices, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale, or at privately negotiated prices. Sales may be made by the selling securityholders in one or more types of transactions, which may include:

•

purchases by underwriters, dealers and agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling securityholders and/or the purchasers of the Securities for whom they may act as agent;

•

one or more block transactions, including transactions in which the broker or dealer so engaged will attempt to sell the Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

•	ordinary brokerage transactions or transactions in which a broker solicits purchases;

•	purchases by a broker-dealer or market maker, as principal, and resale by the broker-dealer for its account;

•	the pledge of Securities for any loan or obligation, including pledges to brokers or dealers who may from time to time effect distributions of Securities;

•	short sales or transactions to cover short sales relating to the Securities;

•	one or more exchanges or over the counter market transactions;

•

through distribution by a selling securityholder or its successor in interest to its members, general or limited partners or shareholders (or their respective members, general or limited partners or shareholders);

•	privately negotiated transactions;

•	the writing of options, whether the options are listed on an options exchange or otherwise;

•	distributions to creditors and equity holders of the selling securityholders; and

•	any combination of the foregoing, or any other available means allowable under applicable law.

A selling securityholder may also resell all or a portion of its Securities in open market transactions in reliance upon Rule 144 under the Securities Act provided it meets the criteria and conforms to the requirements of Rule 144.

The selling securityholders may enter into sale, forward sale and derivative transactions with third parties, or may sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those sale, forward sale or derivative transactions, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions and by issuing securities that are not covered by this prospectus but are exchangeable for or represent beneficial interests in the common stock. The third parties also may use shares received under those sale, forward sale or derivative arrangements or shares pledged by the selling securityholder or borrowed from the selling securityholders or others to settle such third-party sales or to close out any related open borrowings of common stock. The third parties may deliver this prospectus in connection with any such transactions. Any third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment to the registration statement of which this prospectus is a part).

In addition, the selling securityholders may engage in hedging transactions with broker-dealers in connection with distributions of Securities or otherwise. In those transactions, broker-dealers may engage in short sales of securities in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell securities short and redeliver securities to close out such short positions. The selling securityholders may also enter into option or other transactions with broker-dealers which require the delivery of securities to the broker-dealer. The broker-dealer may then resell or otherwise transfer such securities pursuant to this prospectus. The selling securityholders also may loan or pledge shares, and the borrower or pledgee may sell or otherwise transfer the Securities so loaned or pledged pursuant to this prospectus. Such borrower or pledgee also may transfer those Securities to investors in our securities or the selling securityholders’ securities or in connection with the offering of other securities not covered by this prospectus.

To the extent necessary, we may amend or supplement this prospectus from time to time to describe a specific plan of distribution. We will file a supplement to this prospectus, if required, upon being notified by the selling securityholders that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, offering or a purchase by a broker or dealer. The applicable prospectus supplement will set forth the specific terms of the offering of securities, including:

•	the number of Securities offered;

•	the price of such Securities;

•	the proceeds to the selling securityholders from the sale of such Securities;

•	the names of the underwriters or agents, if any;

•	any underwriting discounts, agency fees or other compensation to underwriters or agents; and

•	any discounts or concessions allowed or paid to dealers.

The selling securityholders may, or may authorize underwriters, dealers and agents to, solicit offers from specified institutions to purchase Securities from the selling securityholders at the public offering price listed in the applicable prospectus supplement. These sales may be made under “delayed delivery contracts” or other purchase contracts that provide for payment and delivery on a specified future date. Any contracts like this will be described in and be subject to the conditions listed in the applicable prospectus supplement.

Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling securityholders. Broker-dealers or agents may also receive compensation from the purchasers of Securities for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions involving securities. In effecting sales, broker-dealers engaged by the selling securityholders may arrange for other broker-dealers to participate in the resales.

In connection with sales of Securities covered hereby, the selling securityholders and any underwriter, broker-dealer or agent and any other participating broker-dealer that executes sales for the selling securityholders may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Accordingly, any profits realized by the selling securityholders and any compensation earned by such underwriter, broker-dealer or agent may be deemed to be underwriting discounts and commissions. Because the selling securityholders may be deemed to be “underwriters” under the Securities Act, the selling securityholders must deliver this prospectus and any prospectus supplement in the manner required by the Securities Act. This prospectus delivery requirement may be satisfied through the facilities of the NASDAQ Global Select Market in accordance with Rule 153 under the Securities Act.

We and the selling securityholders have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act. In addition, we or the selling securityholders may agree to indemnify any underwriters, broker-dealers and agents against or contribute to any payments the underwriters, broker-dealers or agents may be required to make with respect to, civil liabilities, including liabilities under the Securities Act. Underwriters, broker-dealers and agents and their affiliates are permitted to be customers of, engage in transactions with, or perform services for us and our affiliates or the selling securityholders or their affiliates in the ordinary course of business.

The selling securityholders will be subject to applicable provisions of Regulation M of the Securities Exchange Act of 1934 and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Securities by the selling securityholders. Regulation M may also restrict the ability of any person engaged in the distribution of the Securities to engage in market-making activities with respect to the Securities. These restrictions may affect the marketability of such Securities.

In order to comply with applicable securities laws of some states, the Securities may be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirements is available. In addition, any Securities of a selling securityholder covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold in open market transactions under Rule 144 rather than pursuant to this prospectus.

In connection with an offering of Securities under this prospectus, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the Securities offered under this prospectus. As a result, the price of the Securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the NASDAQ Global Select Market or another securities exchange or automated quotation system, or in the over-the-counter market or otherwise.

SELLING SECURITYHOLDERS

On November 28, 2011, we issued $200 million aggregate principal amount of Zero Coupon Convertible Notes due 2018, which were initially convertible into an aggregate of 2,331,060 shares of common stock, to the investment funds affiliated with Technology Crossover Ventures listed in the table below (“TCV”) in transactions exempt from the registration requirements of the Securities Act. For purposes of this prospectus, selling securityholders, including their transferees, pledgees, assignees, distributees, donees or successors or others who later hold any of the selling securityholders’ interests. Our registration of the common stock issuable upon conversion of the notes does not necessarily mean that the selling securityholders will sell all or any of such common stock.

Under the terms and conditions of the purchase agreement under which the notes were issued, TCV has the right to nominate one nominee to our board of directors, as more fully described therein. As of the date hereof, TCV has designated Jay Hoag, who is currently a member of our board of directors and has been a member of our board of directors since June 1999, as its nominee. The board designee rights of TCV pursuant to the purchase agreement are specific to TCV and are nontransferable. TCV’s board designee rights terminate at such time as TCV does not own at least $100.0 million in principal amount of the notes or under certain other circumstances as set forth in the purchase agreement.

The following table sets forth certain information as of March 15, 2012 concerning the number of shares of common stock that may be offered from time to time by each selling securityholder with this prospectus. The information is based on information provided by or on behalf of the selling securityholders. In the table below, the number of shares of our common stock that may be offered pursuant to this prospectus is calculated based on the initial conversion rate of 11.6553 shares of common stock per $1,000 aggregate principal amount of notes. The number of shares of common stock issuable upon conversion of the notes is subject to adjustment under certain circumstances described in the indenture governing the notes. Accordingly, the number of shares of common stock issuable upon conversion of the notes and the number of shares beneficially owned and offering by the selling securityholders pursuant to this prospectus may increase or decrease from that set forth in the table below. We have assumed for purposes of the table below that the selling securityholders will sell all of the common stock issuable upon conversion of the notes pursuant to this prospectus, and that any other shares of our common stock beneficially owned by the selling securityholders will continue to be beneficially owned.

Information about the selling securityholders may change over time. In particular, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided us with information regarding their notes. Any changed or new information given to us by the selling securityholders will be set forth in supplements to this prospectus or amendments to the registration statement of which the accompanying prospectus is a part, if and when necessary.

Except for the transactions referred to herein and in documents filed by us with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, none of the selling securityholders has, or within the last three years has had, any position, office or other material relationship (legal or otherwise) with us or any of our subsidiaries other than as a holder of our securities.

Name of Selling Securityholder(4)	Principal Amount of Notes Beneficially Owned (USD)	Number of Shares of Common Stock Beneficially Owned(1) (2)		Percentage of Common Stock Outstanding (%) (3)	Number of Shares of Common Stock Offered(1)	Number of Shares of Common Stock Beneficially Owned after the Offering(5)	Natural Person(s) with Voting or Investment Power(2)

TCV VII, L.P.	$130,893,000	1,525,597	(6)	2.68%	1,525,597	0
TCV VII(A), L.P.	67,975,000	792,269	(6)	1.41%	792,269	0
TCV Member Fund, L.P.	1,132,000	13,194	(6)	*	13,193	0
Total:	$200,000,000	2,331,060	(6)

*	Less than one percent (1%).
(1)	Assumes conversion of all of the holder’s notes at a conversion rate of 11.6553 shares of common stock per $1,000 principal amount of the notes. This conversion rate is subject to adjustment as set forth in the indenture governing the notes. As a result, the number of shares issuable upon conversion of the notes may increase or decrease in the future. Excludes fractional shares as holders of the notes will receive cash in lieu of fractional shares resulting from conversion of the notes.
(2)	Technology Crossover Management VII, Ltd. (“Management VII”), as the ultimate general partner of TCV VII, L.P. (“TCV VII”) and TCV VII(A), L.P. (“TCV VII(A)”) and a general partner of TCV Member Fund, L.P. (“Member Fund”), and Technology Crossover Management VII, L.P. (“TCM VII”), as the direct general partner of TCV VII and TCV VII(A), may also be deemed to have the sole power to dispose or direct the disposition of the shares held by TCV VII and TCV VII(A) and, with respect to Management VII, the shares held by Member Fund, and have the sole power to direct the vote of such shares. Each of Management VII and TCM VII disclaims beneficial ownership of such shares except to the extent of its respective pecuniary interest therein. Under the memorandum and articles of association of Management VII, Jay C. Hoag, a director of Netflix, Inc. and a Class A Director of Management VII, together with eight other individual Class A Directors of Management VII, Richard H. Kimball, John L. Drew, Jon Q. Reynolds, Jr., Robert W. Trudeau, Christopher P. Marshall, Timothy P. McAdam, John C. Rosenberg and David L. Yuan (collectively, the “Management VII Members”), share voting and dispositive power with respect to the shares beneficially owned by the selling securityholders. Mr. Hoag and each of the Management VII Members are also limited partners of TCM VII and Member Fund. Management VII, TCM VII, and each of the Management VII Members disclaim beneficial ownership of any shares held by the selling securityholders except to the extent of their respective pecuniary interests therein. The address for each of the selling securityholders is c/o Technology Crossover Ventures, 528 Ramona Street, Palo Alto, California 94301.
(3)	The number of shares of common stock beneficially owned by each holder named above is calculated based on 55,418,632 shares of our common stock outstanding as of January 31, 2012. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder’s notes, and we assumed that no other holder has converted its notes.
(4)	Information concerning named selling securityholders or future transferees, pledges, assignees, distributees, donees or successors of or from any such securityholder or others who later hold any selling securityholder’s interests will be set forth in supplements to this prospectus, absent circumstances indicating that the change is material. In addition, post-effective amendments to the registration statement of which this prospectus forms a part will be filed to disclose any material changes to the plan of distribution from the description in the final prospectus.
(5)	For purposes of computing the number of shares to be held by the selling securityholders after the conclusion of the offering, we have assumed for purposes of the table above that the selling securityholders named above will sell all of the common stock offered by this prospectus, and that any other shares of our common stock beneficially owned by these selling securityholders will continue to be beneficially owned.
(6)	In addition, Mr. Hoag holds options to purchase 3,943 shares of common stock. Mr. Hoag has the sole power to dispose and direct the disposition of the options and any shares issuable upon exercise of the options, and the sole power to direct the vote of the shares of common stock to be received upon exercise of the options. However, Mr. Hoag has transferred to TCV VII Management, L.L.C. (“TCV VII Management”) 100% of the pecuniary interest in 2,286 of such options and any shares to be issued upon exercise of such options. Mr. Hoag is a member of TCV VII Management but disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by our counsel, Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

EXPERTS

The consolidated financial statements of Netflix, Inc. and subsidiaries as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Securities and Exchange Commission, or SEC, allows us to “incorporate by reference” the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information. The following documents have been filed by the Company with the SEC and are incorporated herein by reference (other than information furnished pursuant to Items 2.02 and 7.01 of Form 8-K and any related exhibits):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

•	our Current Reports on Form 8-K, filed with the SEC on January 20, 2012 and February 15, 2012; and

•

the description of our common stock, par value $0.001 per share, contained in the Registration Statement on Form 8-A (file no. 000-49802) filed with the SEC on May 6, 2002, and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the termination of the offering shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document that is not deemed filed under such provisions. For the purposes of this prospectus, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You can request a copy of these filings at no cost, by writing or calling us at the following address:

Netflix, Inc.

100 Winchester Circle

Los Gatos, CA 95032

Attention: Corporate Secretary

(408) 540-3700

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy and documents we file at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

Our Internet address is www.netflix.com and the investor relations section of our website is located at http://ir.netflix.com. We make available free of charge, on or through the investor relations section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

We have not authorized anyone to provide you with information that is different from that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is not an offer to sell or a solicitation of an offer to buy securities in any jurisdiction where such offer to sale of securities would be unlawful. You should not assume that the information in this prospectus, including any information incorporated by reference or in any free writing prospectus prepared by or on behalf of us or to which we have referred you, is accurate as of any date other than their respective dates. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

Statements contained in this prospectus as to the contents of any contract or other document are not complete, and in each instance that the contract or document has been filed or incorporated by reference as an exhibit to the registration statement of which this prospectus constitutes a part or to a document incorporated by reference in the registration statement, we refer you to the copy so filed or incorporated by reference, each of those statements being qualified in all respects by this reference.

PART II. INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by the registrant in connection with the offering described in this registration statement. In addition to the costs and expenses set forth below, the registrant will pay any selling commissions and brokerage fees and any applicable taxes, fees and disbursements with respect to securities registered hereby sold by the registrant. All of the amounts shown are estimates.

Securities and Exchange Commission registration fee	$30,000
Legal fees and expenses	25,000
Accounting fees and expenses	25,000
Transfer agent and registrar fees and expenses	2,500
Miscellaneous expenses	2,500

Total	$85,000

Item 15.	Indemnification of Directors and Officers

As permitted by Section 102 of the General Corporation Law of the State of Delaware, or the DGCL, our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director.

Our amended and restated certificate of incorporation and by-laws also provide that:

•	we must indemnify our directors and officers to the fullest extent permitted by Delaware law;

•	we may advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware law; and

•	we may indemnify our other employees and agents to the same extent that we indemnified our officers and directors, unless otherwise determined by our board of directors.

Pursuant to Section 145(a) of the DGCL, we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agent or employee of our company or is or was serving at our request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. Pursuant to Section 145(b) of the DGCL, the power to indemnify also applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit. Pursuant to Section 145(b), we shall not indemnify any person in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The power to indemnify under Sections 145(a) and (b) of the DGCL applies (i) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (ii) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The indemnification provisions contained in our certificate of incorporation and by-laws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, we will maintain insurance on behalf of our directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

Item 16.	Exhibits

Exhibit Number	Description of Exhibit

3.1	Amended and Restated Certificate of Incorporation, as amended (incorporated herein by reference to the Company’s Quarterly Report on Form 10-Q filed on August 2, 2004).

3.2	Amended and Restated Bylaws (incorporated herein by reference to the Company’s Current Report on Form 8-K filed on March 20, 2009).

4.1	Form of Common Stock Certificate (incorporated herein by reference to the Company’s Registration Statement on Form S-1/A filed on April 16, 2002).

4.2	Indenture dated as of November 28, 2011 between Netflix, Inc. and Wells Fargo Bank, National Association, as trustee (incorporated herein by reference to the Company’s Current Report on Form 8-K filed on November 28, 2011).

4.3	Registration Rights Agreement made and entered into as of November 28, 2011, by and among Netflix, Inc., TCV VII, L.P., TCV VII(A), L.P. and TCV Member Fund, L.P. (incorporated herein by reference to the Company’s Current Report on Form 8-K filed on November 28, 2011).

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in the opinion filed as Exhibit 5.1 to this registration statement).

23.2	Consent of KPMG LLP.

24.1	Power of Attorney (included on signature page to this registration statement).

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or

Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Exchange Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Gatos, State of California, on March 22, 2012.

NETFLIX, INC.

By:	/s/ David Wells
David Wells
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Reed Hastings and David Wells each of them acting individually, as his attorney-in-fact, each with full power of substitution, for him or her any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments and any amendments or abbreviated registration statements increasing the amount of securities for which registration is being sought) to this registration statement, with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been duly signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Reed Hastings	President, Chief Executive Officer and Director,	March 22, 2012
Reed Hastings	(Principal Executive Officer)

/s/ David Wells	Chief Financial Officer (Principal Financial and	March 22, 2012
David Wells	Accounting Officer)

/s/ Richard Barton	Director	March 22, 2012
Richard Barton

/s/ Timothy M. Haley	Director	March 22, 2012
Timothy M. Haley

/s/ Jay C. Hoag	Director	March 22, 2012
Jay C. Hoag

/s/ Leslie Kilgore	Director	March 22, 2012
Leslie Kilgore

/s/ Ann Mather	Director	March 22, 2012
Ann Mather

/s/ Charles H. Giancarlo	Director	March 22, 2012
Charles H. Giancarlo

/s/ A. George Battle	Director	March 22, 2012
A. George Battle

Index to the Exhibits

Exhibit Number	Description of Exhibit

3.1	Amended and Restated Certificate of Incorporation, as amended (incorporated herein by reference to the Company’s Quarterly Report on Form 10-Q filed on August 2, 2004).

3.2	Amended and Restated Bylaws (incorporated herein by reference to the Company’s Current Report on Form 8-K filed on March 20, 2009).

4.1	Form of Common Stock Certificate (incorporated herein by reference to the Company’s Registration Statement on Form S-1/A filed on April 16, 2002).

4.2	Indenture dated as of November 28, 2011 between Netflix, Inc. and Wells Fargo Bank, National Association, as trustee (incorporated herein by reference to the Company’s Current Report on Form 8-K filed on November 28, 2011).

4.3	Registration Rights Agreement made and entered into as of November 28, 2011, by and among Netflix, Inc., TCV VII, L.P., TCV VII(A), L.P. and TCV Member Fund, L.P. (incorporated herein by reference to the Company’s Current Report on Form 8-K filed on November 28, 2011).

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in the opinion filed as Exhibit 5.1 to this registration statement).

23.2	Consent of KPMG LLP.

24.1	Power of Attorney (included on signature page to this registration statement).